UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GLOBAL NET LEASE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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650 Fifth Avenue, 30th Floor
New York, New York 10019

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 25, 2020

EXPLANATORY NOTE

On or about February 28, 2020, Global Net Lease, Inc., a Maryland corporation (the “Company”) commenced mailing to its stockholders a definitive proxy statement, dated February 28, 2020 (the “Proxy Statement”), for the Company’s annual meeting of stockholders to be held on March 25, 2020 (the “Annual Meeting”). This Supplement, which describes the recent election of M. Therese Antone to the board of directors of the Company (the “Board”) and other related matters, should be read in conjunction with the Proxy Statement.

New Director

On March 13, 2020, M. Therese Antone was elected, effective immediately, as a member of the Board and as a Class I director to serve until the Company’s 2021 Annual Meeting and until her successor is duly elected and qualifies. Immediately prior to the election of Dr. Antone, the Board increased the number of directors constituting the entire Board to seven directors pursuant to the Company’s bylaws effective immediately. There are no related party transactions involving Dr. Antone that are reportable under Item 404(a) of Regulation S-K.

Dr. Antone was also appointed to the audit committee of the Board, for which she will replace P. Sue Perrotty as chair, and the conflicts committee of the Board, each effective upon joining the Board. The Board has determined that Dr. Antone is “independent” within the meaning of the applicable (1) requirements set forth in the Exchange Act and the applicable Securities and Exchange Commission (“SEC”) rules and (2) listing standards of the New York Stock Exchange. The Board has also determined that Dr. Antone is qualified as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the rules and regulations of the SEC.

Dr. Antone will participate in the Company’s compensation program for independent directors which is described in the Proxy Statement, except that for the period from March 13, 2020 through the Annual Meeting of shareholders, Dr. Antone will receive a retainer representing the prorated portion of the cash portion of the annual retainer payable to all independent members of the Board and the prorated portion of the cash portion of the compensation payable to members of the Board’s audit committee.

Dr. Antone, 80, currently serves as a member of the board and compensation committee of Mercy Investment Services, a member of the board of trustees of Davis Educational Foundation, Commissioner of the Rhode Island Ethics Commission, a member of the board of Holy Spirit University in Kaslik, Lebanon, a member of the board and treasurer of Newport Restoration Foundation, and a member of the board of trustees of Newport Hospital Foundation. She has also previously served on the boards of many institutions and organizations, primarily in the education sector but also in the financial services sector. Dr. Antone has served as Chancellor at Salve Regina University since 2009, and her career at Salve Regina included tenure as a professor of mathematics and management and executive vice president for corporate affairs and advancement. Dr. Antone holds a Doctor of Education from Harvard University with emphasis in administration, planning and social policy. She holds a Master of Arts in mathematics from Villanova University and completed the international senior executive program at MIT’s Sloan School of Management.

The Board believes that Dr. Antone’s experience as a director of the institutions and organizations described above, and her prior business experience make her well-qualified to serve on the Board.

Voting Matters

The Annual Meeting on March 25, 2020 at 3:00 p.m. Eastern Time is available at www.virtualshareholdermeeting.com/GNL2020. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked.

Information regarding how to vote your shares, or revoke your proxy, is available in the Proxy Statement. Stockholders may view this supplement to Proxy Statement, the Proxy Statement, and other proxy materials by visiting www.proxyvote.com/GNL.